                                                  EXHIBIT 99.1

                 [ROSEMORE, INC. LETTERHEAD]



                                    March 6, 2000


STRICTLY CONFIDENTIAL

Board of Directors of
Crown Central Petroleum Corporation
One North Charles Street
Baltimore, Maryland 21201
Attention: Mr. Michael F. Dacey

Ladies and Gentlemen:

          As you are aware, on February 25, 1999, Crown Central Petroleum Corporation (the "Company") announced that it had engaged Credit Suisse First Boston Corporation ("CSFB") to act as its financial advisor and to provide the Company with financial advice and assistance in evaluating strategic alternatives. Since that time, the Company with the assistance of CSFB has been exploring strategic alternatives through a process in which we have not been involved. In light of our position as a significant shareholder of the Company, and in anticipation of our need to review and respond in a timely manner to any significant strategic alternative which might be proposed by the Board of Directors of the Company, in December we formed a special committee of our Board of Directors and charged that committee with the task of evaluating our investment in the Company. On January 18, 2000, representatives of CSFB, after discussion with the independent members of the Company's Board of Directors, invited us to make a proposal concerning the Company and offered to make available to us information concerning the Company which previously had been made available to other interested parties. Following our execution of a confidentiality agreement with you on January 26, 2000, we have been working together with our legal and financial advisors to complete our preliminary due diligence and determine whether we wished to make a proposal to you. We have devoted significant operating, financial, legal and accounting resources toward this end. Now that our preliminary work is concluded, the Board of Directors of Rosemore, Inc. ("Rosemore") at a special meeting has determined that Rosemore should submit this proposal to acquire (the "Acquisition") the Company at a price of $8.35 for each share of Class A and Class B Common Stock of the Company not owned by us (the "Per Share Purchase Price"), on the terms and conditions set forth in this letter.

          In considering our proposal please be assured that our financial advisors have met with senior management of the Company to identify certain potential costs savings, and these have been taken into consideration and are fully reflected in the Per Share Purchase Price. In addition, the Per Share Purchase Price assumes that in connection with the Acquisition there are, or following the Acquisition there will be, no obligations of the Company with respect to any outstanding options to purchase the Company's stock under the Company's employee benefit plans.

          Our proposal is subject to (i) the negotiation of a mutually acceptable merger agreement between us and the approval of the agreement by our Board of Directors, (ii) the unanimous approval of the independent directors of the Company, (iii) the approval of the transaction by the Company's shareholders, and (iv) the receipt of all necessary governmental approvals. We do not foresee governmental approvals causing a delay in the timing of the proposed transaction. The merger would not be conditioned upon financing.

          We are prepared to move quickly to negotiate the definitive merger agreement and to consummate the Acquisition. As part of that process, we would need to complete any required further due diligence, including our review of certain important information which we have not previously had the opportunity to review. While we have no reason to believe that any significant new issues will be raised, we would like the opportunity to complete our review and, if necessary, discuss their contents, with senior management of the Company. We have prepared a form of merger agreement that we are prepared to execute with the Company, assuming that the disclosure schedule that you prepare in response to the merger agreement does not disclose any material information which you did not share with us during our due diligence investigation of the Company to date. If you wish to pursue our proposal, we will be pleased to provide you with a copy of the form of merger agreement.

          Our proposal will expire at 5:00 p.m., Maryland time, on Friday, March 10, 2000 or at such time as our proposal is rejected by or on behalf of the Company.

          We reiterate that we are submitting this proposal because we have been requested to do so by the Company. We have not suggested, and by submitting this proposal do not mean to suggest, that we would not give favorable consideration to any alternative proposal made by a third party which our Board of Directors believes meets our strategic and tax objectives and considers fair to and in the best interests of Rosemore and its shareholders.

          This letter constitutes a non-binding proposal by us with respect to the Acquisition, and accordingly we shall not have any obligation to you (other than as provided in the confidentiality agreement previously executed by us) with respect to our proposal or the Acquisition prior to the execution of a definitive agreement.

          Please call Mr. Edward L. Rosenberg at Rosemore (410-347-7090), Mr. Garfield L. Miller III at Aegis Muse Associates (212-245-2552), or Mr. John A. Marzulli, Jr. at Shearman & Sterling (212-848-8590) if you would like to discuss any aspect of our proposal.

                            Sincerely,

                            ROSEMORE, INC.


                            By:/s/ Edward L. Rosenberg
                               -----------------------
                            Name:  Edward L. Rosenberg
                            Title: President and Chief
                                   Executive Officer